PROSPECTUS and PROSPECTUS SUPPLEMENT, each Dated 14 October 2005 CUSIP: 24422EQL6	PRICING SUPPLEMENT NO. 14 Dated 11 October 2007 Commission File No.: 333-128071 Filed pursuant to Rule 424(b)(3)

U.S. $3,770,850,000
JOHN DEERE CAPITAL CORPORATION

MEDIUM-TERM NOTES, SERIES D
due from 9 Months to 30 Years from Date of Issue

Original Issue:	16 October 2007

Maturity Date:	16 October 2009

Principal Amount:	$600,000,000

Interest Rate Basis:	USD-LIBOR-Reuters
(Screen LIBOR01 Page)

Index Maturity:	3 Month

Spread:	LIBOR + 29 bps

Initial Interest Determination Date:	12 October 2007

Day Count Convention:	Actual/360

Interest Reset Dates:	Quarterly on the 16th (or next Business Day) of January, April, July, and October beginning 16 January 2008

Interest Determination Dates:	Two London Business Days preceding such Interest Reset Dates

Interest Payment Dates:	Quarterly on the 16th (or next Business Day) of January, April, July, and October commencing on 16 January 2008

Interest Payment Date Convention:	Modified Following, Adjusted

Regular Record Dates:	Close of business on the 15th calendar day (whether or not a Business Day) preceding the related Interest Payment Date

Redemption Provisions:	None

Denominations:	$1,000

Plan of Distribution:

Name	Principal Amount Of Notes

Credit Suisse Securities (USA)LLC	$210,000,000

Deutsche Bank Securities Inc.	210,000,000

Banco Bilbao Vizcaya Argentaria, S.A.	45,000,000

BNP Paribas Securities Corp.	45,000,000

HSBC Securities (USA) Inc.	45,000,000

Santander Investment Securities Inc.	45,000,000

Total	$600,000,000

The above Agents have severally agreed to purchase the respective principal amount of Notes, opposite their names as principal, at a price of 99.800%, for resale at par.

Credit Suisse Securities (USA) LLC Deutsche Bank Securities Inc. Banco Bilbao Vizcaya Argentaria, S.A. BNP Paribas Securities Corp. HSBC Securities (USA) Inc. Santander Investment Securities Inc.

Credit Suisse Securities (USA) LLC and Deutsche Bank Securities Inc. are acting as Joint Book-Running Managers.